Exhibit 99.8

NON-DISCLOSURE AGREEMENT

1.           Introduction.  This Non-Disclosure Agreement (this “Agreement”), dated April 28, 2011, is entered into among Blueknight Energy Partners, L.P., a Delaware limited partnership (“Blueknight”), and Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company (the “General Partner”), on the one hand, and Solus Alternative Asset Management LP (“Receiving Party”), on the other hand.  From time to time, Blueknight and the General Partner may (but shall not be obligated to) disclose to Receiving Party certain “non-public” information relating to Blueknight, the General Partner, their respective Affiliates and their respective businesses.  Receiving Party acknowledges that, in making any such disclosures, Blueknight is relying on an exception to the disclosure requirements of Regulation FD requiring the recipients of such non-public information, which is also Material, to agree to keep such information confidential.  In consideration for the receipt of such non-public information, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blueknight, the General Partner and Receiving Party agree as follows:

2.           Definitions.

(a)           “Affiliate” has the meaning provided in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

(b)           “Blueknight Non-public Information” shall mean information pertaining to Blueknight, the General Partner and/or their respective Affiliates that has not been Publicly Disclosed and that Blueknight or the General Partner discloses to Receiving Party, including, without limitation, all information regarding the refinancing of Blueknight disclosed, discussed or made available to Receiving Party in connection with any meeting (whether telephonic or in-person) among representatives of Blueknight, the General Partner and/or their respective Affiliates, on the one hand, and representatives of Receiving Party, on the other hand.  The term Blueknight Non-public Information shall not include, however, information which (i) is or becomes generally available to the public other than as a result of disclosure by Receiving Party in breach of this Agreement, (ii) was or becomes available to Receiving Party on a non-confidential basis prior to or after its disclosure by Blueknight or the General Partner from a person, other than Blueknight or the General Partner, who is not known by Receiving Party to be bound by an obligation to Blueknight or the General Partner to keep such information confidential or (iii) is developed independently by Receiving Party without use of Blueknight Non-public Information and without violating any of the provisions of this Agreement.

(c)           “Group” has the meaning provided such term in Blueknight’s partnership agreement.

(d)           “Material” shall have the meaning given such term under applicable federal and state securities laws, regulations, and interpretations thereof.

(e)           “Publicly Disclosed” shall mean public disclosure by Blueknight of the information in question, either via the filing of appropriate reports with the Securities and Exchange Commission, press release announcement, or other method of “public disclosure” within the meaning of applicable federal and state securities laws, regulations, and interpretations thereof.

3.           Obligation to Maintain Confidentiality.  Receiving Party shall (i) keep and maintain any Material Blueknight Non-public Information in strict confidence and (ii) not disclose to any other person that the Blueknight Non-public Information has been made available to Receiving Party, except, in each case, to the extent that Receiving Party is requested pursuant to, or required by, applicable law or regulation or by legal process (including by deposition, interrogatory, request for documents, subpoena, or similar process) to disclose any Blueknight Non-public Information.

4.           Trading in Blueknight Securities; Additional Refinancing Meetings.

(a)           Receiving Party hereby acknowledges that it is aware that the United States securities laws prohibit any person who has Material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

(b)           On March 3, 2011 and March 22, 2011, representatives of Blueknight, the General Partner and/or their respective Affiliates met with representatives of Receiving Party as well as certain other limited partners of Blueknight (such other limited partners, the “Other Blueknight Unitholders”) to discuss the refinancing and recapitalization of Blueknight (the “Prior Refinancing Meetings”).  The parties agree that it is expected that prior to the expiration of the Lock-Up Period (as defined below), representatives of Blueknight, the General Partner and/or their respective Affiliates will meet with representatives of Receiving Party and/or the Other Blueknight Unitholders to further discuss the refinancing and recapitalization of Blueknight (the “Additional Refinancing Meetings”).  The parties agree that Receiving Party will not be considered part of a Group for purposes of Blueknight’s partnership agreement with the Other Blueknight Unitholders solely because of any discussions during the period beginning on April 29, 2011 and ending on (and including) May 3, 2011 that Receiving Party may have with the Other Blueknight Unitholders relating to the subject matter of the Additional Refinancing Meetings, including the sharing of Material Blueknight Non-public Information with the Other Blueknight Unitholders.  Furthermore, the parties agree that (i) at the Additional Refinancing Meetings there may be discussion in the nature of offers to compromise the disputed claims made in filings with the Securities and Exchange Commission (including filings made on Schedule 13D), correspondence to the General Partner and Blueknight and/or statements made by Receiving Party or its representatives to the General Partner and Blueknight or their representatives and (ii) all conduct of, or oral statements made by, Blueknight, the General Partner, Receiving Party or their respective representatives at the Additional Refinancing Meetings that concern prospective settlement of the disputed claims (other than such conduct or statements containing information which (a) is or becomes generally available to the public other than as a result of disclosure by the party receiving the information at the Additional Refinancing Meetings in breach of this Agreement, (b) was or becomes available to the party receiving the information at the Additional Refinancing Meetings on a non-confidential basis prior to or after its disclosure at the Additional Refinancing Meetings from a person who is not known by the party receiving the information at the Additional Refinancing Meetings to be bound by an obligation to the party disclosing such information at the Additional Refinancing Meetings to keep such information confidential or (c) is developed independently without use of conduct or statements at the Additional Refinancing Meetings that concern prospective settlement of the disputed claims and without violating any of the provisions of this Agreement) are inadmissible and may not be used in any subsequent proceeding under applicable federal or state rules of evidence.

(c)           Receiving Party agrees during the period beginning on the date hereof and ending on (and including) May 12, 2011 (the “Lock-Up Period”), unless Receiving Party has been specifically consented to in writing by Blueknight, Receiving Party and its Affiliates will not, directly or indirectly, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any sale (including any short-sale) or acquisition of any equity securities (or beneficial ownership thereof) or acquisition of assets of Blueknight or any of its Affiliates.

(d)           On or before the expiration of the Lock-Up Period, Blueknight shall publicly disclose any Blueknight Non-public Information disclosed to Receiving Party at the Additional Refinancing Meetings that Blueknight, in its good faith judgment, determines is Material non-public information under United States securities laws with respect to Blueknight or Blueknight’s securities.  Blueknight shall promptly notify Receiving Party after making such disclosure.  Blueknight and the General Partner agree that prior to the expiration of the Lock-Up Period, unless specifically consented to in writing by Receiving Party, Blueknight will not file a proxy statement with the Securities and Exchange Commission relating to the Unitholder Meeting (as defined in the Global Transaction Agreement, dated as of October 25, 2010, by and among the General Partner, Blueknight and the purchasers set forth in Schedule I thereto).

5.           Miscellaneous.

(a)           Receiving Party acknowledges that none of Blueknight, the General Partner nor any of their respective representatives makes any representations or warranties, express or implied, as to the accuracy or completeness of any Blueknight Non-public Information, that none of Blueknight, the General Partner nor any of their respective representatives shall have any liability whatsoever to Receiving Party or any other person as a result of their use of any Blueknight Non-public Information or any errors therein or omissions therefrom and that Receiving Party shall assume full and exclusive responsibility for any conclusions derived from the Blueknight Non-public Information.

(b)           Receiving Party agrees that money damages would not be a sufficient remedy for any breach of this Agreement by it and that Blueknight and the General Partner shall each be entitled, without the requirement of posting a bond or other security, to seek specific performance and injunctive or other equitable relief as a remedy for any such breach.  Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.  In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final judgment that a party has breached this Agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees and expenses such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

(c)           This Agreement (other than Sections 4(a) and (b)) shall terminate upon the earlier to occur of (i) the expiration of the Lock-Up Period and (ii) such time as Receiving Party is no longer in possession of Blueknight Non-public Information.  Sections 4(a) and (b) of this Agreement shall terminate upon the date that is ten (10) years from the date hereof.

(d)           This Agreement shall be subject to, and construed in accordance with, the laws of the State of New York (excluding its conflicts of laws rules) and applicable federal laws and regulations.  This Agreement contains the entire agreement and understanding among the parties concerning the subject matter hereof, and supersedes any prior agreements, written or oral, relating to the subject matter hereof.  This Agreement may be amended, modified or waived only by a separate writing executed by Blueknight and Receiving Party expressly so amending, modifying or waiving this Agreement.  This Agreement may not be transferred or assigned (by operation of law or otherwise) by Receiving Party without the prior written consent of Blueknight, and shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.  This Agreement may be executed by facsimile and in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective as of the date first set forth above.

BLUEKNIGHT ENERGY PARTNERS, L.P.

By: Blueknight Energy Partners G.P., L.L.C.

By:	/s/Alex G. Stallings
Name: Alex G. Stallings
Title: Chief Financial Officer and Secretary

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.

By:	/s/Alex G. Stallings
Name: Alex G. Stallings
Title: Chief Financial Officer and Secretary

SOLUS ALTERNATIVE ASSET MANAGEMENT LP

By:	/s/Steven J. Renehan
Name: Steven J. Renehan
Title: CEO